EXHIBIT 10.72

INTERNATIONAL DISTRIBUTION AGREEMENT

    THIS INTERNATIONAL DISTRIBUTION AGREEMENT (the "Agreement") is made effective on 24 of April, 2009 (the "Effective Date"), by and between Cyberonics, Inc., a corporation organized under the laws of the State of Delaware, United States  ("Cyberonics"), and Nihon Kohden Corporation, a corporation organized under the laws of Japan ("Distributor").

RECITALS

    WHEREAS, Cyberonics is engaged in the research, manufacture, and sale of implantable medical devices, including the “Products” (as defined below), useful in the treatment of epilepsy, depression or other treatment-resistant disorders;

    WHEREAS, Distributor desires to be appointed as exclusive distributor of the “Products” in the “Field” (as defined below) in the “Territory” (as defined below); and

    WHEREAS, Cyberonics is willing to appoint Distributor of such distributorship, subject to the terms and conditions set forth below.

    NOW, THEREFORE, Cyberonics and Distributor, intending to be legally bound, agree as follows:

1.	Definitions.

    1.1    The following capitalized terms shall be defined as follows:

(i)	“Field” shall expressly be limited to epilepsy.

(ii)	“Products” shall mean those products listed on Schedule A attached hereto, as modified from time to time by mutual written agreement or pursuant to Section 2.2.

(iii)
“Territory” shall mean Japan, provided that this country is not placed under any kind of embargo or trade sanction (“Trade Sanction”) which would prohibit the sale of the “Products” to said country.  To the extent that all or part of the “Territory” is placed under Trade Sanction, this definition shall automatically be amended without the need of any action by the parties to exclude such sanctioned country or countries.

2.	Distributorship Terms.

    2.1    Appointment and Acceptance.  Subject to the terms of this Agreement, Cyberonics appoints Distributor as its exclusive distributor of “Products” in the “Field” in the “Territory”.  Distributor accepts this appointment.  Subject to Section 2.4, Cyberonics shall not appoint any other distributor of the “Products” in the “Field” in the “Territory” during the term of this Agreement.  In the event, during the Term of this Agreement, Cyberonics proposes to sell any new product in the “Field” in the  “Territory”, Cyberonics agrees that it will not grant sales, distribution and marketing rights to such new product to any third party in the “Territory” without first offering such product to Distributor on terms and conditions equivalent to those to be offered to the third party.  In the event Distributor has not accepted such new product for sales, distribution and marketing on such terms within sixty (60) days after receipt of Cyberonics’ offer, Cyberonics shall be free to enter into such third-party arrangement in Territory without further obligation to Distributor.

    2.2    Discontinuation of Production.  Distributor acknowledges that Cyberonics reserves the right to discontinue the manufacture, production or distribution of products (including the “Products”) subject to Section 3.4.  To the maximum extent practicable, Cyberonics agrees to give Distributor at least one (1) year  advance written notice of any such decision and shall continue to provide Distributor with repair service, service parts or any other products necessary for after-sales service to the discontinued  “Products” for six (6) years after Cyberonics discontinued any “Products.”   In addition, if Cyberonics changes any specifications of any “Products” that relate to the “Products” safety or effectiveness , Cyberonics shall provide Distributor with as much prior notice as is practicable, endeavoring to give Distributor at least six (6) months prior written notice.

    2.3    Limitation of Appointment.  Nothing in this Agreement is intended to nor shall grant Distributor any rights to distribute (a) any products other than the “Products”; (b) any “Products” for indications outside of the “Field;” or any “Products” outside the “Territory.”

    2.4    Right Reserved by Cyberonics.  Cyberonics expressly reserves the right to (a) make, market and sell products other than “Products”; (b) make, market and sell products (including the “Products”) outside  the “Territory”; (c) make, market and sell products (including the “Products”) in the “Territory” outside of the “Field” either directly for its own account or via distributors or agents.

    2.5    No Activities Outside the “Field” or the “Territory”.  In accordance with Section 2.3, Distributor shall not solicit sales of “Products” or promote the sale, distribution or marketing of “Products” outside of the “Field” or the “Territory”.  Distributor shall not establish an office or warehouse outside the “Territory” for the sale of “Products”.  In the event Distributor receives an inquiry or purchase order from a third party for delivery or sale outside of the “Field” or the “Territory”, Distributor shall promptly refer such third party, and any inquiry or purchase order submitted thereby, to Cyberonics, it being understood that in no event shall Distributor fill any portion of any such purchase order unless Cyberonics first consents in writing.  In addition, Distributor shall not, without the prior written consent of Cyberonics, supply Products to any customer if Distributor knows that such customer will actively sell those Products into territories which are not reserved to Distributor or are allocated exclusively to another reseller. Distributor shall immediately notify Cyberonics upon learning that Product sold by Distributor has been used outside of the “Field” or removed from the “Territory”.

    2.6    Sub-Distributors.  Distributor will purchase the “Products” from Cyberonics for resale on Distributor’s own account and   Distributor shall notify Cyberonics of its Sales subsidiaries  for the distribution of “Products” in the “Field” in the “Territory”.

3.	Prices and Terms.

    3.1    Purchase Orders.  During the term hereof, Distributor shall order “Products” from Cyberonics by submitting a written purchase order identifying:  the “Products” ordered by catalog number and quantity; the requested delivery date(s); and any export/import information required to enable Cyberonics to fill the order.  All purchase orders for “Products” are subject to acceptance by Cyberonics by either shipping the “Products” or issuing a written order acknowledgement. Cyberonics reserves the right to fulfill purchase orders in one or more shipments. In case of such partial shipments, Cyberonics shall follow Distributor’s shipping instruction and shall not ship without prior consent of Distributor.  Cyberonics shall have no liability to Distributor with respect to purchase orders which are not accepted; provided, however, that Cyberonics will use reasonable efforts to accept any purchase order for “Products” which does not require any modification or addition in order to meet the specifications of Distributor or its customers, and which corresponds to quantities of “Products” forecast by Distributor in accordance with Section 3.2. Should Cyberonics decide not to accept a purchase order, Cyberonics shall provide Distributor with a written order rejection within  five(5) days after receiving the purchase order.  If Cyberonics does not provide such an order rejection, the purchase order is considered to be accepted.

    3.2    Forecasts.  To facilitate Cyberonics' production scheduling, within five (5) business days of the beginning of each calendar month during the Term, Distributor shall provide Cyberonics in writing with a rolling, non-binding forecast of Distributor's anticipated monthly requirements of “Products” for the six (6) month period commencing on the month following the month of such forecast.  Distributor agrees to use its best efforts to make each such forecast as accurate as possible.

    3.3    Product Prices.  In consideration of Cyberonics providing “Products” ordered by Distributor, Distributor shall pay Cyberonics the amount set forth on Schedule A.   No price change necessitated by a change in the reimbursement amount shall affect “Products” ordered pursuant to purchase orders accepted by Cyberonics prior to the date such price change becomes effective.  In the event that the “Product” price under this Agreement increases, Distributor’s purchases of “Products” at the previous price shall be limited to the number of “Products” actually purchased by Distributor in the three-month period immediately prior to the price increase.  Any purchase orders for “Products” in excess of this defined amount shall be at Cyberonics’ discretion.

    3.4    Price Increase or Product Discontinuance.  In the event Cyberonics wishes to seek a price increase or Product discontinuance, Cyberonics shall notify Distributor and the parties shall negotiate in good faith regarding the requested price increase or Product discontinuance.

    3.5    Sole Remuneration.  The difference between Distributor's resale price and the purchase price due to Cyberonics under Section 3.3 shall be Distributor's sole remuneration for the distribution of the “Products” by Distributor pursuant to this Agreement.

    3.6    Cancellation, Rescheduling, and Returns.  Purchase orders placed by Distributor and accepted by Cyberonics shall not be canceled or rescheduled unless mutually agreed upon by both parties, except purchase orders may be canceled if “Products” are not shipped within thirty (30) days of the delivery date requested in the corresponding purchase order.  Except in cases of the return of “Products” which qualify for coverage under the Cyberonics’ Limited Replacement Warranty set forth on Schedule D and the return of “Products” that do not conform to Distributor’s order, “Products” may not be returned for any reason without first obtaining Cyberonics' prior written consent and adhering to Cyberonics’ Return Policy as set forth in Schedule C, as amended by Cyberonics upon six (6) months prior written notice to Distributor. Except in cases of the return of “Products” which qualify for coverage under the Cyberonics’ Limited Replacement Warranty set forth on Schedule D and the return of “Products” that do not conform to Distributor’s order, Distributor will bear the cost of and risk of loss or damage associated with the return of “Products”.

    3.7    Compliance with Laws.  The ultimate shipment of “Products” to Distributor shall be subject to the right and ability of Cyberonics to make such sales, and obtain all required licenses and permits, under all applicable decrees, statutes, rules, laws and regulations then in effect, whether promulgated by the government of the United States, the governments of the countries comprising the Territory or any other governmental body and agencies or instrumentality’s of the foregoing.  Any purchase order, which has been accepted by Cyberonics but which cannot be fulfilled due to any such decree, statute, rule, or regulation shall be considered to have been rejected when submitted to Cyberonics for acceptance or rejection.  Distributor will: (i) apply for all approvals required for the commercialization of the “Products” in the “Territory” in Distributor’s name; (ii), transfer such approvals as directed by Cyberonics upon such termination or expiration of this Agreement as set forth in Section 8.7.1 or 8.7.2,  after Distributor receives the termination fee from Cyberonics according to Section 8.7.1 or 8.7.2, if possible under applicable law; (iii) comply with all decrees, statutes, rules, laws and regulations then in effect, which shall be applicable to Distributor, whether promulgated by the government of the United States (including, but not limited to the Foreign Corrupt Practices Act and Export Administration Regulations), the government of the Territory or any other governmental body and agencies or instrumentality’s of the foregoing; (iv)  maintain the necessary records to comply with such decrees, statutes, rules, laws and regulations; (v) not  export any “Products” except in compliance with such decrees, statutes, rules, laws and regulations; (vi) not sell, transfer or otherwise dispose of “Products” in violation of applicable export decrees, statutes, rules, laws and regulations then in effect; and (vii)  indemnify and hold harmless Cyberonics, its parent, officers, directors, and employees from any and all fines, damages, losses, costs and expenses (including reasonable attorneys' fees) incurred by Cyberonics as a result of any breach of this Section 3.7 by Distributor or any of its sales subsidiaries ..    It is further agreed that Distributor will notify Cyberonics of any known, material developments in the applicable decrees, statues, rules, laws and regulations applicable to the sale of the “Products” in the “Territory” to the extent reasonably practicable.

    3.8    Shipping.  Unless Distributor requests otherwise, all “Products” ordered by Distributor pursuant to this Agreement shall be packed for shipment and storage in accordance with Cyberonics' standard commercial practices and shipped directly to Distributor. Cyberonics will attempt to comply with any special packaging requirements requested by Distributor, provided that Distributor bears any and all expense associated with Cyberonics’ compliance. Distributor shall purchase the Products from Cyberonics EXW (as defined under Incoterms 2000 of the International Chamber of Commerce) place of manufacture with title and risk of loss to “Products” passing to Distributor upon delivery of the Products to the carrier designated by Distributor at the EXW point.  Distributor will inspect the “Products” promptly upon arrival. To the maximum extent that non-conformity can be discovered, all claims for non-conforming shipments must be made in writing to Cyberonics within thirty (30) days of the receipt of the “Products” by Distributor.  Any claims for discoverable non-conformities not made within such period shall be deemed forever waived and released.

    3.9    Payment.  All amounts due and payable with respect to “Products” purchased by Distributor shall be paid within 60 days after the invoice date.    All such amounts, and any other payment due pursuant to the terms of this Agreement, shall be paid in United States dollars by wire transfer of immediately available funds to the bank listed below (or such other bank as Cyberonics may specify in writing) or, if applicable law or regulation prohibits paying in United States dollars, by other means specified in writing and mutually agreed by both parties to the account information provided by Cyberonics in writing from time to time. All costs incurred in connection with any such wire transfer shall be the responsibility of Distributor.  Whenever any amount hereunder is due on a day which is not a day on which the bank to which payments are to be made by Distributor to Cyberonics hereunder is open for business (a "Business Day"), such amount shall be paid on the next Business Day.  Amounts due hereunder shall be considered paid as of the day such funds are received by the aforementioned bank.  No part of any amount payable to Cyberonics hereunder may be reduced due to any counterclaim, set-off, adjustment or other right which Distributor might have or assert against Cyberonics, its parent, any other party or otherwise.

    3.10    Credit Line. At Cyberonics’ sole option, Cyberonics may from time to time grant Distributor a credit line in an amount and at terms established by Cyberonics.  Cyberonics reserves the unilateral right to modify, decrease, increase or cancel said credit line upon written notice to Distributor.  At all times, the maintenance of the credit line will be conditioned upon the prompt payment by Distributor of all amounts due and payable under this Agreement. No modification or cancellation of the credit line shall constitute a waiver by Cyberonics of any of its rights or Distributor’s obligations pursuant to this Agreement including, but not limited to, the obligation of Distributor to make payments as provided herein.  Subject to the terms of this Article 3, as of the Effective Date, Cyberonics agrees to grant Distributor an initial credit line of $1,500,000.00.

    3.11    Late Payments.  In addition to the other rights of Cyberonics hereunder, all amounts due and owing to Cyberonics hereunder but not paid by Distributor on the due date thereof shall bear interest in United States dollars at the rate of the greater of: (i) One per cent (1%) per annum above the then applicable prime interest rate per annum then in effect by Bank of America in United States dollars on the invoice date; or (ii) the maximum lawful interest rate permitted under applicable law. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts became due and owing until payment thereof in full.  Cyberonics reserves the right to require advance payment or to decline to accept or make shipment against purchase orders if Distributor is delinquent in payments or, in Cyberonics’ sole opinion, Distributor’s ability or willingness to pay appears doubtful.

    3.12    Currency Conversion.  If any currency conversion is required in connection with the calculation of payments hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into United States dollars, quoted for current transactions reported in The Wall Street Journal for the invoice date.

    3.13    Return Policy.  Except in cases of the return of “Products” which qualify for coverage under the Cyberonics’ Limited Replacement Warranty set forth on Schedule D and the return of “Products” that do not conform to Distributor’s order,, the return of Products shall be made pursuant to the terms of Cyberonics' return policy.  Said return policy is attached hereto as Schedule C, and may be changed by Cyberonics upon six (6) months prior written notice to Distributor.  Cyberonics shall have no duty to accept for return “Products” reported by Distributor to Cyberonics as sold.

    3.14    Governing Document.  This Agreement, together with its Schedules, shall supersede any terms used by Cyberonics or Distributor in the ordering, shipment and receiving of “Products” including, but not limited to, the terms (excluding quantity) appearing on Distributor’s purchase order or other documents, none of which shall apply to transactions entered into for the supply of Products pursuant to this Agreement.

4.	Distributor's Duties.

    4.1    Distributor's Efforts.  Distributor will use its best efforts to aggressively and vigorously promote the sale of “Products” in the “Field” in the “Territory” including, but not limited to, maintaining, at its own expense, a suitable place of business in the “Territory” staffed with a competent sales force.  Distributor will use its best efforts to maintain and promote and do nothing to detract from the good name of Cyberonics or the reputation of “Products”.  At Cyberonics' request, Distributor will attend, exhibit and assist at trade shows, physician meetings and other professional gatherings in the “Territory” at Distributor’s own expense.

    4.2    Payment of Account.  Distributor will promptly pay its account with Cyberonics when due.

    4.3    Purchase Goals.  Distributor agrees to establish and work diligently to meet or exceed the minimum purchase goals attached as Schedule B hereto.  The parties expressly agree to review said annual purchase goals (a) on or about ninety (90) days after the initial establishment of the reimbursement amount for the “Products” in the “Territory” by Japan’s Ministry of Health, Labour and Welfare; and (b) on or about sixty (60) days prior to the end of each year of the Term.

    4.4    Reports.  Distributor will provide Cyberonics with quarterly reports of Distributor's sales in the “Territory” on a hospital-by-hospital basis in sufficient detail to allow Cyberonics to confirm that Distributor is meeting its purchase goals.  Distributor will also provide Cyberonics with quarterly reports of its efforts to seek and support reimbursement, the reimbursement environment in the “Territory” and Product approval-related activities.  Upon request, Distributor will provide Cyberonics with adequate financial information, on a confidential basis, or credit references to assure Cyberonics of Distributor's ability to timely pay its account.

    4.5    Regulatory Compliance.  Distributor will comply with all applicable decrees, statutes, rules, laws and regulations applicable to its distribution of “Products” (including prohibitions on the promotion of off-label use) and keep Cyberonics informed with respect to such decrees, statutes, rules, laws and regulations and the “Products”-related regulatory submissions and approvals.  Distributor will submit copies of such regulatory submissions and approvals to Cyberonics  after such submissions are  permitted by or approvals are submitted by the applicable regulatory authority and receipt of such approval by Distributor, provided that, Cyberonics shall not submit regulatory application to  Japan’s Ministry of Health, Labour and Welfare using such copies of the Distributor’s submissions or resulting approvals without obtaining prior written consent of Distributor.

    4.6    Adverse Event Reporting.  If  either party becomes aware of any death or serious injury (collectively, a “Complaint”) that is, is alleged to be or may have been caused, in whole or in part, by a defect in or malfunction of one or more of the “Products”, it will report such Complaint to the other party in writing within  three (3) business days after having knowledge of said Complaint by facsimile  or electronic mail (to Cyberonics by facsimile at 281-853-1222, Attention: Clinical/Technical Services Department, or by electronic mail at clinicaltechnicalservices@cyberonics.com or to Distributor by facsimile at Japan 3-5348-1518 and provide  the other party with such documentation and assistance in investigating and reporting such Compliant as required by the applicable laws in accordance with Schedule E hereto to the extent reasonable practical and the Pharmaceutical Affairs Law in Japan.  Either party is obligated to notify the other party under this Section 4.6 without regard to whether there is or appears to be a valid basis that any Complaint is related to the Products.  Either party will cooperate with the other party in assuring that all vigilance reporting is completed.  If permitted by applicable regulatory authority, Cyberonics shall be responsible for investigating  and reporting Complaints as required by the applicable laws and Distributor will cooperate with Cyberonics in the conduct of such investigations and reporting or, if the applicable regulatory authority will not permit Cyberonics to do such investigations and reporting, Distributor will be responsible for investigating  and reporting Complaints as required by the applicable laws and Distributor will send Cyberonics copies of all related documents.  It is specifically agreed by the parties that they will endeavor to work together in order to properly report any MDRs as required by applicable law.  To the extent that Distributor is required by law to report MDRs to  Japan’s Ministry of Health, Labour and Welfare, Distributor agrees to provide Cyberonics  with advance copies of any proposed submissions in English and agrees that no such proposed submission will be submitted unless Cyberonics has approved same.   Cyberonics agrees to provide Distributor with any submissions made by it to the U.S. FDA that relates to “Products” sold pursuant to this Agreement.

    4.7    Recalls.  Cyberonics shall be responsible for conducting any recall of any or all of the “Products” initiated by Cyberonics or governmental authority acting within or outside of the “Territory.”  In the event of any Products recall in Japan, whether it is initiated by Cyberonics or Distributor (if such recall is mandated by the Japanese regulatory authorities), both parties shall fully cooperate on the recall.  In principle, if the recall requires the removal of “Products” from the market, Distributor shall recall the “Products” in Japan and shall return the recalled “Products” to Cyberonics. Cyberonics shall provide Distributor with substitute products for the recalled “Products”.　 Distributor shall also maintain the documentations establishing the effectiveness of its efforts to initiate and/or support the recall, as appropriate, and provide Cyberonics with access to such documentation as requested by Cyberonics.   Cyberonics shall reimburse Distributor for reasonable expenses incurred by Distributor to conduct the recall.  Distributor shall cooperate with Cyberonics in any such recall.  In order to assist Cyberonics in the event of a recall, Distributor will maintain for a period of not less than ten (10) years a complete and current listing of the locations of all “Products” in Distributor's inventory, the names and addresses of customers who have purchased “Products” from Distributor, together with the model number, lot number and serial numbers of “Products” purchased and the date of such purchase.  Distributor agrees to make the foregoing information available to Cyberonics or governmental authority acting within or outside the “Territory” upon request by Cyberonics.  Within 30 days after expiration or termination of this Agreement, Distributor will provide a copy of its records containing the foregoing information to Cyberonics.

    4.8    Traceability, Complaints and Complaint Reporting.  Distributor shall comply with the traceability program that the parties mutually agree upon in writing.   Cyberonics has the right to review said traceability program and the related compliance-related records at reasonable times.

    4.9    [Intentionally Left Blank]

    4.10   No Prohibited Payments to Public Officials.  Distributor will not, directly or indirectly, make any payment which are prohibited under the laws promulgated by the government of the United States, which shall be applicable to Distributor, or any law of the “Territory”  and shall otherwise comply with the laws and regulations then in effect in the “Territory”, if any, governing interactions with government officials, political parties, political officials or candidates for political office (or any agents, employees or representatives thereof).

    4.11    Training.  Distributor shall be responsible for training all of its personnel who promote “Products” so that they are knowledgeable about the “Products” and can aggressively and vigorously promote the “Products” in accordance with the terms hereof.

    4.12    Attendance at Meetings.  At Cyberonics' request, Distributor shall at Distributor’s expense have one or more representatives attend product- and company-related educational meetings at least once each year during the term hereof.

    4.13    Product Warranty.    The exclusive warranty relating to the “Products” shall be as set forth in the attached Schedule D.  Said warranty may be changed from time to time upon mutual agreement of the parties.

    4.14    Technical Support.  In the “Territory”, Distributor will provide technical support for “Products” during its normal business hours and will publicize this service in its advertising and literature.

    4.15    Distributor's Expenses.  All costs including, but not limited to, salaries, commissions, bonuses, and other compensation expenses, and contributions to social security or other social program payments, benefits, severance pay, and other expenses incurred by Distributor in connection with its performance of this Agreement and the maintenance of its sales force shall be borne solely by Distributor.

    4.16    Insurance Requirement.  Distributor will obtain reasonable amounts of insurance to protect it and its employees for loss of or damage to inventory and liability for personal injury and/or property damage arising from Distributor's activities hereunder, and any other insurance, which may be required in the “Territory” in which Distributor distributes “Products”.  Cyberonics shall have the right to examine such insurance policies upon request.

    4.17    Conflict of Interest.  Distributor warrants and agrees that during the term of this Agreement, it shall refrain from (i) having any direct or indirect financial interest consciously in any entity or person that is developing, manufacturing, clinically investigating or distributing products that compete with “Products”; or (ii) assisting, engaging in or inducing others to engage in the development, production, sale, offering for sale or representation of products that compete with “Products”.  Ownership of mutual funds or interests in retirement plans managed by an independent trustee will not violate this obligation.

    4.18    Non-Compete.  Distributor warrant and agree that it does not as of the Effective Date and will not during the Term of this Agreement and, solely in the case that this Agreement is terminated  by Cyberonics with cause, for a period of one (1) year after its expiry or termination, without obtaining the prior written consent of Cyberonics, directly or indirectly represent, sell, distribute, or promote, or assist in the sale, distribution, or promotion of any products in the “Territory” which directly compete with any of the “Products” ,as hereinafter defined.  The products which directly compete with the “Products” shall mean implantable medical devices used to stimulate the vagus nerve.  The parties agree that a breach by Distributor of this Section 4.18 will result in irreparable injury to Cyberonics and Cyberonics will not be adequately compensated for such damages by monetary award alone.  Accordingly, the parties agree that in the event of any such breach, in addition to other remedies available at law, equity, or otherwise, Cyberonics shall be entitled as a matter of right to relief by injunction, restraining order, decree or other such relief as may be appropriate to ensure compliance by Distributor. Any remedy expressly set forth in this Section 4.18 shall be in addition to and not inclusive of or dependent upon the exercise of any other remedy available at law, equity, or otherwise.  The parties agree that the non-compete restrictions set forth in this Section 4.18 are reasonable, necessary, and fundamental to the protection of Cyberonics.

    4.19    Indemnification.  Distributor shall indemnify and hold Cyberonics and its parent and their directors, officers, employees, and agents harmless from any loss, damage, cost, and expense, including attorney's fees and other professional expenses, arising from:  a) losses relating to the liability of Distributor as an employer for claims by Distributor's employees, sub-distributors or agents; b) injury to persons or damage to property caused by the willful act or negligence of Distributor or Distributor's agents in the distribution, sale, transportation, possession or use of “Products”; c) any claim arising from warranties made by Distributor different from or in addition to those made in writing by Cyberonics and attached hereto as Schedule D; and d) any claims arising out of the dissemination of marketing materials which contain claims that are not consistent with the “Products” labeling.

    4.20    Labeling.  It is acknowledged by the parties that (1) Distributor shall submit any proposed labeling to Cyberonics for pre-approval (with an English translation) and that such labeling may not be used in connection with the “Products” until approved by Cyberonics; (2) Distributor will attach statutory labels as required under the laws of the “Territory” to the packaging of “Products;” and (3) provided that such labeling is approved by Cyberonics, the attachment of statutory labels shall be authorized and shall not be deemed as any alteration of the packaging, form or design of “Products” for the purpose of this Agreement.

    4.21    Access to Records.  Distributor shall grant Cyberonics access to its non-confidential books and records relating to the distribution of the “Products” (excluding books and records relating to the pricing between Distributor and its sub-distributors) upon reasonable notice and at an agreed upon time and place.

    4.22    Clinical Matters.  It is acknowledged by the parties that Cyberonics shall have primary responsibility and decision-making powers regarding any clinical matters relating to the “Products” including, but not limited to, the drafting of any study protocols involving the “Products.”

    4.23    Marketing Materials.  Distributor shall submit copies of major advertising and other promotional materials relating to the “Products” which it will use or uses in the “Field” in the “Territory” to Cyberonics.   To the maximum extent possible, Distributor shall submit such materials to Cyberonics in advance of their printing or other distribution.

5.	Intellectual Property.

    5.1    Cyberonics' Intellectual Property.  Distributor acknowledges that the patents, trademarks, trade names, emblems, designs, models and methods of Cyberonics (“Intellectual Property”) relating to the “Products” are the sole property of Cyberonics and Distributor will take no steps to challenge or impair same.  Distributor will not acquire any right, title or interest in the Intellectual Property by virtue of the execution or performance of this Agreement, nor at any time describe or represent itself to others as having such right, title or interest.

    5.2    Distributor's Use of Intellectual Property.  Distributor shall use the Intellectual Property only in connection with and to the extent necessary to promote, solicit and sell the “Products”.  Distributor will promptly notify Cyberonics of any improper use of any trademark of Intellectual Property in the “Territory”, which comes to the attention of Distributor.  Upon termination of this Agreement, Distributor shall cease using all trademarks of Intellectual Property.

6.	Confidential Information; Cyberonics' Property.

    6.1    Confidential Information.  Except as expressly provided herein, for the term of this Agreement and for five (5) years thereafter, either party (“Receiving Party”) shall not publish or otherwise disclose and shall not use for any purpose, except as expressly permitted herein, any information which is furnished to it by the other party (“Disclosing Party”) pursuant to this Agreement and which is marked as proprietary or confidential or which is disclosed orally as proprietary and/or confidential and is confirmed in writing as so within thirty (30) days of initial disclosure ("Confidential Information").  Notwithstanding the foregoing, it is understood and agreed that Confidential Information shall not include information that, in each case as demonstrated by written documentation:

    (a)    was already known to Receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

    (b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to Receiving Party;

    (c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of Receiving Party in breach of this Agreement; or

    (d)    was subsequently lawfully disclosed to Receiving Party by a person other than a party hereto or independently developed by Receiving Party without reference to any Confidential Information disclosed by Disclosing Party.

    6.2    Cyberonics' Property.  Cyberonics may from time to time provide Distributor with demonstration “Products”, models, advertising materials, booklets and brochures, reprints of technical articles and marketing plans, and any such material shall remain the sole property of Cyberonics.  Such items remaining in the possession of Distributor shall be, at Cyberonics’ request at the time of expiration or termination of this Agreement, promptly returned to Cyberonics or destroyed at Cyberonics’ option.

7.	Indemnification of Distributor.

    7.1    Limitation of Indemnity Rights. To the maximum extent permissible by applicable law, the indemnification rights established in this Article 7 shall be to the exclusion of any and all other indemnification rights available.

    7.2    By Cyberonics. Notwithstanding anything to the contrary contained herein (including but not limited to the provision of  Section 10.9), Cyberonics shall indemnify and hold Distributor harmless from and against all costs, expenses, claims, demands, causes of action, damages and judgments (collectively called “Claim”), including reasonable attorney's fees as follows:  (i) Any “Claim” alleging loss or damage, personal injury or death, arising out of the purchase, operation and/or use of the “Products” or any of the “Products” by third parties; and (ii) Any “Claim” alleging that the “Products” or any of the “Products” directly infringe any third party’s legally enforceable intellectual property rights protected by laws in the “Territory”.  Excluded from this provision, in addition to any indemnification of Cyberonics by Distributor in accordance with Section 4.19, are any “Claim” which is the result of the negligent or willful act, omission, or misconduct of Distributor, its officers, employees, or agents, including but not limited to:

    (1)    any warranty, express or implied, unauthorized by Cyberonics; or

    (2)    (i) any physical or chemical change in the form of a Product made intentionally by the Distributor,

        (ii) improper storage, handling, or transportation of a Product by the Distributor, including, but not limited to, improper or unauthorized repackaging or removal of the Product from its original packaging or canister; or

        (iii) “Products” which after distribution or sale by Cyberonics to Distributor have been labeled except for such statutory labels set forth in Section 4.20 or used by or on behalf of Distributor as a container, part or ingredient of any other product or substance.

    7.3    Conditions of Indemnification.  Cyberonics shall not be obligated to indemnify Distributor under Section 7.2 unless:

    (a)    Distributor gives Cyberonics prompt written notice of any “Claim” for which it seeks indemnification;

    (b)    Distributor fully cooperates with Cyberonics in the defense of the “Claim”;

    (c)    Cyberonics shall have the sole right to defend and to control the defense of any such “Claim” in the manner it deems advisable, including using counsel of Cyberonics' choice; and

    (d)    Cyberonics shall have the sole right to settle any such “Claim”, provided any such settlement completely releases Distributor and that the settlement terms do not provide for an admission of liability by Distributor.

    7.4    Limited to Distributor.  The indemnity in Section 7.2 applies only to Distributor and not to any other person or entity.

    7.5    Survival of Indemnity.  The indemnity of Section 7.2 shall apply to all “Products” sold by Distributor in the “Field” in the “Territory” during the term of this Agreement and shall survive the termination of this Agreement.

    7.6    Limitation. Notwithstanding anything to the contrary contained herein, in no event will Cyberonics be liable to Distributor for indirect, incidental, special or consequential damages for such “Claims” such as those referred to in Section 7.2, or for any other Claims, nor shall Cyberonics be liable to Distributor for any loss of revenue or profit, or for any loss of goodwill or reputation. Any and all damages for which Distributor shall indemnify any third party in compliance with any decision of the court shall not be deemed such indirect, incidental, special or consequential damages mentioned above.

8.	Term and Termination.

    8.1    Term.  Subject to earlier termination as provided herein, this Agreement shall take effect on the “Effective Date” and will continue until the fifth anniversary thereof (the “Term”) and shall be automatically renewed for additional one year periods, unless either party gives to the other party written notice not to renew this Agreement at least six (6) months prior to the expiration of the Term of this Agreement or any renewal thereof.  For purposes of this Agreement, the term “Start Date” is defined as the date of the initial establishment of the reimbursement amount for the first of the “Products” in the “Territory” by Japan’s Ministry of Health, Labour and Welfare.

    8.2    Termination For Breach 　Either party may terminate this Agreement in the event the other party breaches this Agreement (including that Distributor fails to meet any purchase goals on an annual total basis for periods subsequent to Year One (defined on Schedule B), which shall be agreed upon by the parties during the Term, Distributor fails to follow any of the aforementioned traceability programs, or Distributor fails to comply with the reporting procedures) by giving the breaching party written notice describing the breach in detail and giving the breaching party thirty (30) days to cure the breach.  If the breach has not been cured within the thirty (30) days of receipt of such notice, the party giving such notice may immediately terminate the Agreement upon notice to the breaching party.  If a breaching party who has been given written notice and cured a breach subsequently commits the same breach, then the other non-breaching party shall have the right to immediately terminate the Agreement without further opportunity to cure and without further obligation.

    8.3    Immediate Termination.  Notwithstanding anything to the contrary contained herein, Cyberonics may terminate this Agreement immediately upon notice without further obligation to Distributor in the event that:  (i) Distributor directly or indirectly sells “Products” to a country under Trade Sanctions; or (ii) Distributor deliberately renders its assistance to the sale or implantation of expired “Products”.

    8.4    Termination for Insolvency.  Upon the filing of a petition in bankruptcy, insolvency, or reorganization against or by either party, or either party becoming subject to a composition for creditors, whether by law or agreement, or either party going into receivership or otherwise becoming insolvent (the "Insolvent Party"), this Agreement may be terminated by the other party by giving written notice of termination to the ”Insolvent Party”, such termination being effective immediately without further obligation upon giving of such notice.

    8.5    Termination Due to Change in Control.   If either party is acquired by or merged into any third party or in the event of a change in 50% or more of the ownership of either party, including sale, transfer or relinquishment of any such an interest in the ownership of the business, the other party may terminate this Agreement immediately upon notice.

    8.6    Termination Due to Competition.  Cyberonics may terminate this Agreement immediately upon notice without further obligation to Distributor in the event Distributor directly or indirectly sells or promotes any product which directly competes with the “Products” as defined in Section 4.18.

    8.7    Termination Fee.

          8.7.1   In the event that Cyberonics terminates this Agreement other than pursuant to Section 8.3, 8.4 or 8.6 or Cyberonics gives Distributor written notice not to renew this Agreement beyond the Term in accordance with Section 8.1, one of the following termination fees shall be due to Distributor according to the effective date of said termination or expiration within thirty (30) days of the effective date of said termination or expiration:

Start Date to the third anniversary thereof	$***
Third anniversary of the Start Date plus one day to the fourth anniversary thereof	$***
Fourth anniversary of the Start Date plus one day to the fifth anniversary thereof	$***
Fifth anniversary of the Start Date plus one day to the sixth anniversary thereof	$***

          8.7.2    In the event that the definition of “Products” is amended by mutual consent of the parties to include a VNS Therapy™ System which includes a model of the generator that is not available for commercial sale in the United States as of the Effective Date and Distributor obtains the governmental approvals for the commercialization of such new Products in the Territory (the “New Products Approval”), the termination fees set forth in Section 8.7.1 shall be replaced with the following:

Effective date of the “New Products Approval” to the first anniversary thereof	$***
First anniversary of the “New Products Approval” plus one day to the second anniversary thereof	$***
Second anniversary of the “New Products Approval” plus one day to the third anniversary thereof	$***
Third anniversary of the “New Products Approval” plus one day to the fourth anniversary thereof	$***

*** Portions of this page have been omitted pursuant to a Confidential Treatment request and filed separately with the Commission.

    8.8    Effects of Termination.

          8.8.1   In the event that either party terminates this Agreement as authorized herein, all rights of the parties (other than the right of Cyberonics to collect any outstanding balances and the rights which survive termination pursuant to Section 8.9) will immediately cease as of the effective date of the termination. Except for the right of Cyberonics to collect any outstanding balances and the rights which survive termination pursuant to Section 8.9, no party terminating this Agreement in accordance with this Article 8 shall be liable to the other party by reason of said termination (including, but not limited to, any liability for indemnification payment, lost profits or prospective profits or damages relating to expenditures, investments or commitments in connection with the business or goodwill).

          8.8.2   Within twenty (20) business days of the termination or expiration of this Agreement, Distributor agrees to make its current inventory of “Products” (whether in its possession or otherwise) available to Cyberonics for inspection and testing.  Cyberonics agrees to evaluate whether it would like to repurchase “Products” which, in Cyberonics’ sole opinion and subject to Cyberonics' inspection, testing, and acceptance, are saleable, in their original packaging and unaltered from their original form and design.  Said repurchase will be at the original invoice price.  Any Product that has not been paid for by Distributor must be immediately returned to Cyberonics, without obligation of re-purchase.  For one (1) year after the expiration or termination of this Agreement, Distributor may sell any of the inventory of Products in its possession at the time of termination or expiration of this Agreement if Cyberonics does not elect to directly or indirectly re-purchase pursuant to this Section 8.8.2. Notwithstanding the provision of Section 5.2, Distributor may continue to use the trademarks of Cyberonics but only to the extent necessary for this stated purpose.

       8.8.3   At Cyberonics’ request at the time of expiration or termination of this Agreement, promptly, but in no event more than thirty (30) days, following expiration or termination of this Agreement, Distributor shall return to Cyberonics all Confidential Information and property of Cyberonics' in Distributor's possession or destroy them at Cyberonics’ option.

          8.8.4   Upon termination or expiration of this Agreement, Cyberonics or its designee shall be responsible for  after-sales service to all “Products” which Distributor sold in “Territory”, including, without limitation, repair service and supply of service parts, accessories or other necessary products.

    8.9   Survival.  All provisions in this Agreement intended to be observed and preformed after expiration or termination hereof, including, without limitation, Articles 6, 7 and 10, and Sections 2.3, 2.4, 3.7, 3.9, 3.10, 3.11, 3.13, 4.2, 4.5, 4.6, 4.7, 4.8,4.13, 4.15, 4.16, 4.18 (for the period stated therein), 4.19, 8.8 (in its entirety), 8.9, 10.1, 10.3, 10.14 and 10.15 shall survive expiration or termination of this Agreement.

    8.10    Clinical Trials.   Both parties acknowledge that this Agreement is based upon the premise that all governmental approvals for the commercialization of Products in the Territory will be obtained by Distributor without clinical trials.  In the event that clinical trials are required by Japan’s Ministry of Health, Labour and Welfare for obtaining the approvals, both parties shall review and amend the provisions of this Agreement related to the approvals, including without limitation, the costs for obtaining the approvals, the transfer of the approval to Cyberonics and the termination fees set forth in Section 8.7.  If the parties fail to reach an agreement to amend this Agreement for such clinical trials, either party may terminate this Agreement by giving written notice to the other party.

    8.11    Post-Marketing Surveillance Studies.     The parties have agreed as follows regarding  post-marketing surveillance studies that may be required by Japan’s Ministry of Health, Labour and Welfare :  (A) Distributor shall bear all costs and expenses associated with  the post-marketing surveillance studies required by Japan’s Ministry of Health, Labour and Welfare; and (B) Cyberonics shall bear any costs and expenses associated with any additional data collection or studies that it may request that is not otherwise required by Japan’s Ministry of Health, Labour and Welfare.

9.	[INTENTIONALLY LEFT BLANK]

10.	General Provisions.

    10.1    Notices.  Any notice, request, or other document to be given to a party under this Agreement shall be in writing and A) sent by registered or certified mail, postage prepaid, B) hand delivered, C) sent by express mail or other overnight delivery service which provides documentation of receipt, or D) sent by email or facsimile, both with confirmation, addressed as follows:

If to Cyberonics:

Cyberonics, Inc.
100 Cyberonics Blvd.
Houston, TX 77058
Attn: Vice President, Sales and Marketing &
          General Manager, International
Facsimile:  (281) 218-9332
E-mail: james.reinstein@cyberonics.com

With copy to:

Cyberonics, Inc.
100 Cyberonics Blvd.
Houston, TX 77058
Attn:  Vice President & General Counsel
Facsimile:  (281) 218-9332
E-mail:  david.wise@cyberonics.com

           If to Distributor:

Nihon Kohden Corporation
14-20 Higashi Nakano 3-chome
Nakano-ku Tokyo
164-0003
Japan
Attention: Hiroshi Aida
Facsimile: 81 3 5348 1517

A party may change its address for receiving notices, requests or other documents by giving notice of the change to the other party.

    10.2    Set-Offs.  Cyberonics reserves the right to set off any amounts Distributor owes to Cyberonics against any amount Cyberonics owes to Distributor.

    10.3    Disputes.  The laws of England and Wales shall govern the construction, validity and performance of this Agreement, without reference to conflict of laws provisions.  The terms of the United Nations Convention on Contracts for the International Sale of Goods are expressly rejected by the parties hereto and are not applicable to this Agreement.  All disputes between the parties arising out of or in connection with this Agreement or relating to the performance of the parties hereunder shall be finally settled by binding arbitration as follows:

        a)  If Cyberonics requests the arbitration, it shall take place in Tokyo, Japan pursuant to the Commercial Arbitration Rules of The Japan Commercial Arbitration Association.

        b)  If Distributor requests the arbitration, it shall be conducted according to the rules of conciliation and arbitration of the Center for Public Resources before one arbitrator selected by mutual agreement of the parties.  The arbitration will be conducted in Houston, Texas, in the English language, applying the laws of England and Wales, excluding its conflicts of law provisions.  Each party will bear its own costs for the presentation, prosecution and defense of its own case, and both parties will share equally the costs, if any, of the arbitrator.  Each party hereby submits to such arbitration and jurisdiction, and agrees that the decision of the arbitrator will be final and binding on the parties and may be enforced by the prevailing party in any court having jurisdiction over the person or property of the other party.  Upon request of either party, the arbitrator will provide both parties with a written decision, including conclusions of fact and conclusions of law.

    10.4    No Oral Modifications.  Except as provided in Section 1.1, this Agreement may not be modified except in writing, such written modification to be signed by the parties hereto.

    10.5    No Implied Waiver.  No failure of either party to enforce any obligations shall prevent later enforcement of that obligation.  Any waiver of an obligation must be in writing, will only apply to the specific circumstances to which it relates, and shall not prevent the enforcement of the obligation in the event of a subsequent breach.

    10.6    Assignment.   Neither party may assign or transfer this Agreement or any right, benefit or obligation under this Agreement without the prior written consent of the other party.  In the event such assignment is permitted by the other party, this Agreement shall be binding upon and inure to the benefit of the permitted successor and assignee.

    10.7    Relationship of Parties.  The relationship between the parties established by this Agreement is that of independent contractors and not an agency, employment, joint venture, franchise, or partnership relationship.

    10.8    Taxes.  Taxes now or hereafter imposed with respect to the transactions contemplated hereunder (with the exception of income taxes or other taxes imposed upon Cyberonics and measured by the gross or net income of Cyberonics) shall be the responsibility of Distributor, and if paid or required to be paid by Cyberonics, the amount thereof shall be added to and become a part of the amounts payable by Distributor to Cyberonics hereunder.

    10.9    Force Majeure.  Neither Cyberonics nor Distributor shall be liable in damages to the other or any third party, for any delay or default in performing any obligation hereunder if that delay in or failure to perform is directly or indirectly caused by or resulting from any cause, event or circumstances beyond the reasonable control and without fault or negligence of the party claiming force majeure (the “Force Majeure Event”); provided, however, that in order to excuse its delay in or failure to perform hereunder, a party claiming a “Force Majeure Event” shall notify the other party in writing within fifteen (15) calendar days of the occurrence thereof, specifying the nature and particulars thereof and the expected duration thereof; and provided further that within fifteen (15) calendar days after the termination of such occurrence, the party claiming a “Force Majeure Event” shall give written notice to the other party, specifying the date of termination thereof. All obligations of the parties shall return to being in full force and effect upon the termination of such occurrence or cause (including, without limitation, any payments which became due and payable hereunder prior to the termination of such occurrence or cause).  For the purposes of this Section 10.9, a "Force Majeure Event" shall include, without limitation of the phrase, any act of God, act of any government or other authority or judicial or statutory undertaking, industrial dispute, fire, explosion, accident, delay or failure of carriers, subcontractors or suppliers, strike or other labor difficulty,  energy shortage, power failure, climatic conditions, flood, civil disturbance, riot, war (declared or undeclared) and/or any other events or circumstances (whether or not of the same or similar kind to those enumerated) beyond the reasonable control and without the fault or negligence of the party claiming force majeure. If a Force Majeure Event prevents a party’s performance hereunder and continues for more than ninety (90) consecutive days, the other party may terminate this Agreement by giving written notice to the party that claimed a Force Majeure Event under this Section 10.9.

    10.10    Severability.  If any provision of this Agreement is declared invalid or unenforceable by an arbitrator or court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the provision declared invalid or unenforceable.   In such event, the parties shall consult and use their best efforts to agree upon a valid and enforceable provision, which shall be a reasonable substitute for such invalid or unenforceable provision in light of the original intent of the parties upon entry into this Agreement.

    10.11    Headings.  The Article and Section headings contained in this Agreement are for reference purpose only and shall not affect in any way the meaning or interpretation of this Agreement.

    10.12    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

    10.13    Entire Agreement.  The Schedules referred to in this Agreement are considered to be part of this Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, whether written or oral, between the parties regarding the subject matter hereof.  Neither party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other party which is not expressly set out or referred to in this Agreement  and neither party shall have any remedy in respect of any misrepresentation or untrue statement made by the other party which is not contained in this Agreement SAVE THAT this clause shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentations, or misrepresentations in respect of fundamental matters.

    10.14    Disclaimer of Warranties; Limitation of Liability.  THE LIMITED WARRANTY PROVIDED IN SCHEDULE D TO THIS AGREEMENT IS OFFERED IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, AND NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.   CYBERONICS AND ITS THIRD PARTY SUPPLIERS (IF ANY) GRANT NO OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE “PRODUCTS”, AND CYBERONICS AND ITS THIRD PARTY SUPPLIERS (IF ANY) HEREBY DISCLAIM THE IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, AND NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.  ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ANY PERSON OR ENTITY, INCLUDING EMPLOYEES OF DISTRIBUTOR OR CYBERONICS, THAT ARE INCONSISTENT HEREWITH SHALL BE DISREGARDED AND SHALL NOT BE BINDING UPON CYBERONICS OR ITS THIRD PARTY SUPPLIERS (IF ANY).  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS, OR FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES UNDER ANY THEORY OF LIABILITY.  THIS LIMITATION SHALL APPLY EVEN WHERE THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.15           Use of Name.  Neither party to this Agreement shall use the name of any other party hereto or the name of any of the other party’s employee without the prior written consent of such party.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement.

CYBERONICS, INC.	DISTRIBUTOR

By:/s/Daniel J Moore	By:/s/Fumio Suzuki
Daniel J. Moore
President & Chief Executive Officer	Printed Name: Fumio Suzuki

Title: President and Chief Operating Officer

Date: 24 April 2009	Date: 20 May 2009

SCHEDULE A

PRODUCTS

Pricing for other components of the “Products” shall be as follows:

•	Model 103 or Model 104 VNS Therapy System Generators: ***
•	Model 302 Bipolar Stimulation Lead or Model 303 Bipolar Stimulation Lead: ***
•	Model 402 Tunneling Tool: $***
•	Model 201 Programming Wand: $***
•	Model 250 7.1 Software and Hand-held Computer: $***
•	Patient Essentials Kit: $***

For purposes of this Agreement, the term “Year One" shall mean the period from the “Start Date” to the first anniversary thereof.

*** Portions of this page have been omitted pursuant to a Confidential Treatment request and filed separately with the Commission.

SCHEDULE B

 PURCHASE GOALS

Purchase Goal: Year One

A “Product Unit” shall be defined as including one of each of the items outlined in No. 1, 2 and 3, below:
1.  Model 103 or Model 104 VNS Therapy System Generator
2.  Model 302 or Model 303 Bipolar Stimulation Lead
3.  Model 402 Tunneling Tool

Total Revenue Goal:  *** Product Units

Year One	Quarter 1	Quarter 2	Quarter 3	Quarter 4
Epilepsy	***	***	***	***

For purposes of this Agreement, the term “Year One " shall mean the period from the ”Start Date” to the first anniversary thereof.  Distributor’s failure to meet this Purchase Goal for Year One shall not be the cause for the termination set forth in Section 8.2.

*** Portions of this page have been omitted pursuant to a Confidential Treatment request and filed separately with the Commission.

SCHEDULE C

VNS Therapy™ System for Vagus Nerve Stimulation

Returned Material Policy ~ CYBX

Process Overview
Products to be returned to Cyberonics must meet the following requirements:
▪ Product must be in their original packaging and condition.
▪ A Returned Goods Authorization (RGA) number must be obtained within 14 days of receipt by calling:
001+866-332-1375 ~ Cyberonics Customer Support
▪ Return must be approved by an authorized Cyberonics representative.
▪ The RGA number must be clearly printed on the outside packaging of the returned product.
▪ A completed Return Product Form must accompany all returned product.
Notwithstanding the foregoing, there shall be no return or exchange of expired product.

Receiving Inspection
Each shipment must be inspected at the time of receipt for accuracy and damage. Any discrepancy should be promptly reported to Cyberonics Customer Support.
Note: If Cyberonics shipped an item incorrectly, Cyberonics will (at Cyberonics’ expense), ship the proper item and arrange to have the wrong item returned to Cyberonics.

Damaged Goods	Since damage claim procedures vary from one carrier to another, immediately contacting Cyberonics Customer Support is imperative so the proper steps can be taken to arrange for replacement.
Shipping Returned Product Return Address	Return packages to the following address: Cyberonics, Inc. 100 Cyberonics Boulevard Houston, Texas 77058
Label Requirement	Returned products will not be accepted unless package is clearly marked with Cyberonics-issued RGA number.
Shipping Charges	Shipping-related charges on returns are at the expense of the Sender.
Restocking Fees & Credit
If product is returned with original packaging and condition as confirmed by the Quality Assurance Department, credit is issued in the form of a credit memo net the restocking charges of 35%.
Credit will not be issued for:
▪ Product returned with opened and/or damaged packaging regardless of invoice date
▪ Product returned outside of terms (i.e., RGA not requested or requested after 14 days of receipt).

SCHEDULE D

VNS Therapy Pulse Model 102 Generator, Pulse Duo
Model 102R Generator, & VNS Therapy Model 302 Lead

Cyberonics Limited Replacement Warranty

Warranty & Exclusions
Cyberonics, Inc. warrants the VNS Therapy Pulse Generator against any defects due to faulty material or workmanship for a period of two (2) years from the date of implant. This warranty applies only to the original purchaser of the VNS Therapy Pulse Generator and the patient implanted with it. This Limited Replacement Warranty also applies only when the product is used in accordance with the product’s Physician’s Manual and excludes damage due to improper handling, defacing, accident (including dropping), or misuse. This product is not warranted when used or implanted by a person(s) not trained in or familiar with the VNS Therapy Lead, Pulse Generator, and Model 250 Software Physician’s Manuals. This Limited Replacement Warranty is not a representation that any one VNS Therapy Pulse Generator will last the entire time of the Limited Replacement Warranty.

Damages
In no event shall Cyberonics, Inc, be liable for any special, incidental, indirect, or consequential damages based on the failure of the device to function within normal tolerances, or resulting from damage to the device by external forces, whether the claim is based on warranty, contract, tort, or otherwise, or in connection with the purchase, use, or surgical implantation of this device or associated components or costs over and above the original purchase price from Cyberonics, Inc.

Qualifications
To qualify for the Limited Replacement Warranty, the following conditions must be met:
▪ A properly completed Implant and Warranty Registration Card for both the VNS Therapy Pulse Generator and the VNS Therapy Lead must be returned to Cyberonics, Inc. within thirty (30) days of device implantation;
▪ The battery cannot have been depleted as a result of programming to unusually high output currents, pulse widths, or duty cycles, which will cause a high energy/current drain;
▪ The product must have been used and prescribed in accordance with the VNS Therapy Lead, VNS Therapy Pulse Generator, and Model 250 Software Physician’s Manuals;
▪ The VNS Therapy Pulse Generator must have been implanted prior to its “Expiration Date”;
▪ The defective VNS Therapy Pulse Generator must be returned to Cyberonics, Inc. with an accompanying Returned Goods Authorization (RGA) number, available from Customer Support at 001+866-332-1375, and confirmed defective by the Quality Assurance Department; and
▪ All returned VNS Therapy Pulse Generators shall become the property of Cyberonics, Inc.

Replacement Process	If the VNS Therapy Pulse Generator becomes defective within the warranty period, contact Cyberonics Customer Support Service for a no-cost replacement.
Warranty Breach
The exclusive remedy for any breach of this Limited Warranty shall be the replacement of the product or, at Cyberonics’ sole option, the return of the purchase price paid for the product.  Cyberonics, Inc. reserves the right to replace a product with the most comparable product currently available. Returned bio-hazardous product should be clearly identified as such on the outside surface of the package.

Remedy & Authority
This Limited Warranty is offered in lieu of all other warranties, express or implied, including but not limited to, any implied warranty of merchantability or fitness for a particular purpose. This replacement warranty shall be the exclusive remedy available to any person. No person has any authority to bind Cyberonics, Inc. to any representation, condition, or warranty except this Limited Replacement Warranty.